Exhibit 3.98

BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

CHAPTER 1. OFFICE

100.	Office. The location of the principal executive office of the corporation is 3626 Ruffin Road, San Diego, California 92123.

CHAPTER 2. DIRECTORS

200.	Number of Directors.

(a)	The authorized number of Directors of the corporation shall be not less than five (5) and not more than nine (9).

(b)	The initial authorized number of Directors shall be seven (7). Thereafter, the exact authorized number of Directors within the range of paragraph (a) may from time to time be changed by a resolution adopted by the Board of Directors.

201.	Term and Election of Directors.

(a)	Directors are elected for a term of one year, and may succeed themselves.

(b)	Directors shall be elected at the annual meeting of shareholders.

(c)	A vacancy occurring in the office of director may be filled by the Board of Directors for the balance of the unexpired term and until a successor has been elected and qualified (unless there is a intervening regular annual election in which case the appointee shall hold office until a successor has been elected and qualified.) An election to fill an unexpired term shall be held only if the vacancy occurs prior to the appointment of the nominating committee pursuant to Section 202 of the bylaws.

202.	Nomination Procedure.

(a)	Annually the Board of Directors shall establish a date upon which the notices of annual meeting or the written ballots, as the case may be, will be mailed to the shareholders.

(b)	At least thirty (30) days prior to the date established pursuant to paragraph (a), the Board of Directors shall appoint a Nominating Committee composed of three (3) shareholders.

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(c)	At least twenty (20) days prior to the notice date established pursuant to paragraph (a), the Nominating Committee shall submit its report to the Board of Directors.

(d)	Other shareholders may be nominated by petition signed by ten percent (10%) of the shareholders of the corporation and delivered to the Secretary at least twenty (20) days prior to the date of the meeting or prior to the final date for the receipt of written ballots, as the case may be. A person may not be nominated except pursuant to paragraphs (c) or (d).

203.	Resignation and Removal of Directors.

(a)	Any director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective. The Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony or has failed to attend three (3) consecutive meetings of the Board of Directors.

(b)	Any or all of the Directors may be removed without cause as follows:

(1)	If the corporation has fifty (50) or more shareholders, by the vote of a majority of the shareholders represented at a duly held regular or special meeting of the shareholders at which a quorum is present or by the written ballot of shareholders pursuant to Section 502 of the bylaws; or

(2)	If the corporation has fewer than fifty (50) shareholders, by the affirmative vote of a majority of the total number of shareholders of the corporation (whether or not all shareholders vote) at a duly held regular or special meeting of the shareholders or by the affirmative written ballot of a majority of the total number of shareholders of the corporation pursuant to Section 502 of the bylaws.

204.	Meetings of the Board of Directors.

(a)	Meetings of the Board of Directors shall be held at the principal executive office of the corporation unless another place is stated in the notice of the meeting.

(b)	Regular meetings of the Board of Directors shall be held, if so provided in a resolution adopted by the Board of Directors, at the time and place specified in such resolution.

(c)	A special meeting of the Board of Directors may be called by the chairman, the Secretary or any two Directors.

(d)	Notice of all regular and special meetings of the Board of Directors shall be given. A notice need not include the purpose or agenda for the

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meeting. The notice may be in writing and mailed at least four (4) days before the meeting. The notice may also be delivered personally or by telephone or telegraph at least forty-eight (48) hours before the meeting.

(e)	Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waiver, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

(f)	Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting by this means constitutes presence in person at such meeting.

(g)	A majority of the authorized number of Directors constitutes a quorum of the Board of Directors for the transaction of business.

(h)	A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given, prior to the time of the adjourned meeting, to the Directors who were not present at the time of the adjournment.

205.	Required Vote of Directors.

(a)	Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present is the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

(b)	Notwithstanding paragraph (a) and subject to the limitation in Section 601, the amendment or repeal of bylaws requires the affirmative approval of fifty percent (50%) of the authorized number of Directors then in office.

(c)	Notwithstanding paragraph (a), the issuance of additional shares of stock of corporation, after the initial offering, requires the vote of sixty-six and two-thirds percent (66 2/3%) of the Directors then in office.

206.	Written consent of Directors. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the board. Such action by written consent shall have the same force and effect as a unanimous vote of such Directors.

207.	Committees.

(a)	Committees are of two kinds, those with legal authority to act for the corporation and advisory committees. The former are provided for in paragraph (b) below and the latter in paragraph (c) below.

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(b)	The Board of Directors may, by resolution adopted by a majority of the authorized number of Directors then in office, designated one or more committees with legal authority to act for the corporation to the extent specified in the resolution creating such committee, each such committee consisting of two or more Directors, to serve at the pleasure of the board. The board may designate one or more Directors as alternative members of any committee, who may replace any absent member at any meeting of the committee. The appointment of member or alternate members of a committee requires the vote of a majority of the Directors then in office. Sections 204, 205 and 206 of these bylaws, with appropriate adaptations to the circumstances, apply to the procedures of these committees. Any such committee, to the extent provided in the resolution of the board, shall have all the authority of the board, except with respect to:

(1)	The approval of any action which also requires shareholder approval.

(2)	The fixing of vacancies on the board or in any committee.

(3)	The fixing of compensation of the Directors for serving on the board or on any committee.

(4)	The amendment or repeal of bylaws or the adoption of new bylaws.

(5)	The amendment or repeal of any resolution of the board which by its express terms is not so amendable or repealable.

(6)	The appointment of other committees of the board or the members thereof.

(7)	The expenditure of corporate funds to support a nominee for director after there are more people nominated for director than can be elected.

(8)	Any action requiring a higher than majority vote under Section 205(c).

(c)	Advisory committees may be appointed to consist of one or more shareholders. Advisory committees have no legal authority to act for the corporation, but shall report their findings and recommendations to the Board of Directors.

208.	Compensation of Directors. Directors shall be entitled to receive their actual, necessary expenses in attending meetings of the Board of Directors, of committees of the Board of Directors and of advisory committees. Directors who are also officers or employees of the corporation and who are compensated as such shall be entitled to receive compensation as Directors. The Directors shall receive such compensation as may be established by resolution of the Board of Directors.

209.	Inspection Rights of Directors. Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the corporation. Such inspection by a director may be made in person or by agent or attorney and the right of inspection includes the right to copy and make extracts.

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CHAPTER 3. OFFICERS

300.	Officers and Duties.

(a)	The officers of the corporation are the President or Chief Executive Officer, one or more Vice Presidents, the Secretary, the Treasurer and/or the Chief Financial Officer, and the Chairman of the Board.

(b)	The President is the Chief Executive Officer and general manager of the corporation. The President shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the corporation and of its officers, employees and agents, including the right to employ, discharge and prescribe the duties and compensation of all officers, employees and agents of the corporation, except where such matters are prescribed in the bylaws or by the Board of Directors. The President shall preside at all meetings of the shareholders and of the Board of Directors, unless there is a Chairman of the Board. The President is authorized to sign all contracts, notes, conveyances and other papers, documents and instruments in writing in the name of the corporation.

(c)	The Vice President shall perform, under the direction of the President, duties and responsibilities in the management of the corporation or in one or more particular areas of its management.

(d)	The Secretary shall keep or cause to be kept the minute book of the corporation as prescribed by Section 700 of the bylaws. The Secretary shall sign in the name of the corporation, either alone or with one or more other officers, all documents authorized or required to be signed by the Secretary. If the corporation has a corporate seal, the Secretary shall keep the seal and shall affix the seal to documents as appropriate or desired. The Board of Directors may, by resolution, authorize one or more assistant secretaries to perform, under the direction of the Secretary, some or all of the duties of the Secretary.

(e)	The Chief Financial Officer is responsible for the receipt, maintenance and disbursement of all funds of the corporation and for the safekeeping of all securities of the corporation. The Chief Financial Officer shall keep or cause to be kept books and records of accounts and records of all properties of the corporation. The Chief Financial Officer shall prepare or cause to be prepared annually, or more often if so directed by the Board of Directors or President, financial statements of the corporation.

(f)	The Chairman of the Board shall preside at all meetings of the Board of Directors.

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301.	Appointment and Removal of Officers.

(a)	The officers provided for in paragraph (a) of Section 300 of the bylaws, shall be appointed as prescribed in the resolution of the Board of Directors establishing the office.

(b)	Any officer appointed by the Board of Directors may be removed from office at any time by the Board of Directors, with or without cause or prior notice.

(c)	When authorized by the Board of Directors, any appointed officer may be appointed for a specific term under a contract of employment. Notwithstanding that such officer is appointed for a specified term or under a contract of employment, any such officer may be removed from office at any time pursuant to paragraph (b) and shall have no claim against the corporation on account of such removal other than for such monetary compensation as the officer may be entitled to under the terms of the contract of employment.

(d)	Any officer may resign at any time upon written notice to the corporation without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party. Such resignation is effective upon receipt of the written notice by the corporation unless the notice prescribes a later effective date or unless the notice prescribes a condition to the effectiveness of the resignation.

(e)	The same person may hold more than one appointed office except that neither the Secretary nor the Chief Financial Officer may serve concurrently as the President (or Chairman of the Board).

302.	Execution of Instruments.

(a)	Any and all instruments executed in the name of the corporation, including, but not limited to, contracts, agreements, purchase orders, notes, deeds, deeds of trust, mortgages, leases, security agreements, checks and drafts issued, endorsements of checks and drafts received, certificates, applications and reports, shall be executed by any one or more officers, employees or agents of the corporation as authorized from time to time by the Board of Directors. Such authorization may be general or confined to specific instances.

(b)	The respective offices and duties thereof as established and defined in Section 300 of the bylaws and by resolution of the Board of Directors include, except as otherwise provided, the authority to executive instruments in the name of the corporation when the execution of the instrument is incident to carrying out the duties of the office.

CHAPTER 4. INDEMNIFICATION

400.	Indemnification of Directors, Officers, and Employees. The corporation shall indemnify all persons who have served or may serve at any time as officers or Directors of the corporation, and their heirs, executors, administrators, successors, and assigns, from and against any and all loss and expense, including amounts

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made in settlement before or after suit is commenced, and reasonable attorneys’ fees, actually and necessarily sustained as a result of any claim, demand, action, proceeding, or judgment that may be asserted against any such persons, or in which any such persons are made parties by reason of their being or having been officers or Directors of the corporation. However, this right of indemnification shall not exist in relation to matters where it is adjudged in any action, suit, or proceeding that any such persons committed gross negligence or willful misconduct in the performance of duty.

The liability of the Directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

CHAPTER 5. SHAREHOLDERS

500.	Qualifications. Shareholders in the corporation shall be limited to:

(a)	Licensed physicians; or

(b)	Executive employees of the corporation

501.	Transfer of Shares and Right of First Refusal.

A share in the corporation is transferable subject to a right of first refusal in the corporation, as follows. Any shareholder intending to sell his or her shares in the corporation shall first give the corporation written notice of intent to sell, stating the identity of the proposed purchaser, the consideration to be paid and the payment term or terms. Corporation shall have forty-five (45) days from receipt of the written notice to either exercise or decline to exercise its right of first refusal by written notice to the shareholder. If the corporation exercises its right of first refusal, it shall purchase and the shareholder shall sell his or her shares on the terms and conditions set forth in the shareholder’s notice of intent to sell. If the corporation declines to exercise its right of first refusal or fails to respond in writing within the foregoing forty-five (45) day period, then the shareholder shall be free to sell his or her shares in the corporation, but only to a qualified purchaser and on the terms stated in the shareholder’s notice to the corporation of intent to sell. Written notices under this section shall be effective on receipt by the President or Secretary of the corporation or the shareholder, as the case may be, three (3) days after deposit in the United States Mail, postage paid, return receipt requested, addressed to the President or Secretary of the corporation or to the shareholder at his or her record address, as the case may be.

502.	Written Ballot of Shareholders.

(a)	Whenever the shareholders are to vote for Directors or on any proposal for action which could be taken at any regular or special meeting of shareholders, the shareholders may, in the discretion of the Board of Directors (unless a specific method of voting is prescribed by Section 201 of the bylaws), vote by written ballot without a meeting pursuant to this section of the bylaws.

(b)	A written ballot shall be mailed to every shareholder entitled to vote on the matter pursuant to Section 506 of the bylaws.

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(c)	The written ballot shall set forth the time by which the ballot must be received in order to be counted and the minimum number of written ballots which must be returned to meet the quorum requirement.

(d)	If the vote is for other than Directors, the written ballot shall set forth:

(1)	The proposal to be voted on, and for this purpose related proposals may be grouped as a single proposal for the written ballot.

(2)	Offer the shareholder a choice between approval and disapproval on each such proposal.

(3)	Specify the proposal must be approved by a majority of the written ballots voting on the proposal, provided that sufficient written ballots are returned to meet the quorum requirement or such greater vote as may be required by applicable law or by the articles of incorporation or bylaws.

(e)	Approval by written ballot shall be valid only when the number of votes cast by ballot within the time period specified equals or exceeds the quorum required to be present at a meeting authorizing the action, and the number of approvals equals or exceeds the number of votes that would be required to approve at a meeting at which the total number of votes cast was the same as the number of votes by ballot.

503.	Annual Meeting of Shareholders.

(a)	An annual meeting of shareholders shall be held between the 30th day of September and the 31st day of December in each year. The exact date and time of such annual meeting shall be fixed by resolution of the Board of Directors. The annual meeting shall be held at the principal office of the corporation unless the Board of Directors by resolution prescribes a different place.

(b)	At the annual meeting of shareholders, the shareholders shall elect and qualify Directors for those offices which terms expire that year. Any other proper business may be transacted at the annual meeting of shareholders.

504.	Special Meetings of Shareholders. Special meetings of the shareholders may be called by the Board of Directors, the President or the Chairman of the Board or by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting.

505.	Notice of Meeting of Shareholders.

(a)	Written notice of all annual meetings of shareholders shall be given not less than 30 nor more than 90 days before the date of the meeting to each member entitled to vote thereat. Written notice of all special meetings of shareholders shall be given not less than 10 nor more than 90 days before the date of the meeting to each member entitled to vote thereat. Such notice shall state the place, date and hour of the meeting and (1) in the case of a special meeting, the general nature of business to be transacted, and no other business may be transacted, or (2) in the case of the annual

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meeting, those matters which the Board of Directors, at the time of the mailing of the notice, intends to present for action by the shareholders. The notice of any meeting at which Directors are to be elected shall include the names of the nominees pursuant to Section 202 of the bylaws.

(b)	Notice of a shareholders’ meeting or any written ballot or report shall be given either personally or by first-class mail or other means of written communications, addressed to the shareholder at the address of such shareholder appearing on the books of the corporation or given by the member to the corporation for the purpose of notice; or if no such address appears or is given, at the place where the principal office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal office is located. The notice, written ballot, or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit or mailing of any notice, written ballot or report in accordance with the provisions of this bylaw, executed by the Secretary or an assistant Secretary, shall be prima facie evidence of the giving of the notice, written ballot or report.

If any notice, written ballot or report addressed to the shareholder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice, written ballot or report to the shareholder at such address, all future notices, written ballots or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal office of the corporation for a period of one year from the date of the giving of the notice of written ballot or report to all other shareholders.

(c)	Except as otherwise prescribed by the Board of Directors in particular instances and except as otherwise provided by applicable law, the Secretary shall prepare and give, or cause to be prepared and given, the notice of meetings of shareholders and the written ballots of shareholders.

506.	Record Date.

(a)	The Board of Directors may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders. Such record date shall not be more than 90 nor less than 10 days before the date of the meeting. If no record date is fixed, shareholders at the close of business on the business day preceding the day on which notice is given or, if notice is waived, at the close of business on the business day preceding the day on which the meeting is held are entitled to notice of a meeting of shareholders. A determination of shareholders entitled to notice of or to vote at any meeting of shareholders shall apply to any adjournment of the meeting unless the board fixes a new record date for the adjourned meeting.

(b)	The Board of Directors may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to cast written ballots. Such record date shall not be more than 60 days before the day on which the first written ballot is mailed or solicited. If no record date if fixed,

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shareholders on the day the first written ballot is mailed or solicited who are otherwise eligible to vote are entitled to cast written ballots.

(c)	The Board of Directors may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to exercise any rights in respect of any other lawful action. Such record date shall not be more than 60 days prior to such other action. If no record date is fixed, shareholders at the close of business on the day on which the board adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later, are entitled to exercise such rights.

507.	Multiple Person Share. If a share stands of record in the names of two or more persons, whether fiduciaries, shareholders of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, or otherwise, or if two or more persons (including proxy-holders) have the same fiduciary relationship respecting the same share, unless the Secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(1)	If only one votes, such action binds all;

(2)	If more than one votes, the act of the majority so voting binds all.

508.	Proxies.

(a)	Every person entitled to vote a share may authorize another person or persons to act by proxy with respect to such share. Any proxy purported to be executed in accordance with this bylaw shall be presumptively valid.

(b)	No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy, except that the maximum term of any proxy shall be three years from the date of execution. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto. Such revocation may be effected by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or as to any meeting by attendance at such meeting and voting in person by the person executing the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

(c)	A proxy is not revoked by the death or incapacity of the maker or the termination of a share as a result thereof unless, before the vote is counted, written notice of such death or incapacity is received by the corporation.

(d)	The proxy of a shareholder may not be irrevocable.

509.	Quorum for meeting of shareholders.

(a)	A simple majority of all shareholders (or fifty-one percent of the total shares authorized to vote) entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

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(b)	Except where a greater vote is required by the articles of incorporation or bylaws or by applicable law and except for the election of Directors or officers, if a quorum is present, the affirmative vote of a majority of the shareholders represented at the meeting, entitled to vote, and voting on any matter shall be the act of the shareholders.

(c)	The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shareholders required to constitute a quorum.

(d)	In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shareholders present, but no other business may be transacted, except as provided in paragraph (c).

510.	Adjourned meeting of shareholders. When a shareholders’ meeting is adjourned to another time or place, except as otherwise provided by this bylaw, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. The meeting shall not be adjourned for more than 45 days. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member who, on the record date for notice of the meeting, is entitled to vote at the meeting.

511.	Cumulative voting for Directors.

(a)	Every shareholder entitled to vote at any election of Directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled, or distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

(b)	No shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such shareholder normally is entitled to cast) unless such candidate or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

(c)	In any election of Directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of Directors to be elected by such shares are elected; votes against the director and votes withheld shall have no legal effect.

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512.	Inspectors of election.

(a)	In advance of any meeting of shareholders the Board of Directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any meeting of shareholders may, and on the request of any shareholder or a shareholder’s proxy shall, appoint inspectors of election (or persons to replace those who so fail or refuse) at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shareholders represented in person or by proxy shall determine whether one or three inspectors are to be appointed.

(b)	The inspectors of election shall determine the number of shares outstanding and the voting power of each, the number represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, determine when the polls shall close, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders.

(c)	The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

513.	Issuance of additional shares. After the initial offering, the issuance of additional shares will require the approval of the Board of Directors as set forth in Section 205(c).

514.	Unanimous written consent of shareholders. Any action required or permitted to be taken by the shareholders may be taken without a meeting, if all shareholders shall individually or collectively consent in writing to the action. The written consent or consents shall be filed with the minutes of the proceedings of the shareholders. The action by written consent shall have the same force and effect as the unanimous vote of the shareholders.

CHAPTER 6. AMENDMENTS

600.	Amendment of articles. The amendment of articles of incorporation is provided for by state law and requires the approval of the Board of Directors, the approval of the shareholders, and the filing of a certificate of amendments in the Office of the Secretary of State.

601.	Amendment of bylaws. The amendment of bylaws is provided for by state law and requires either the approval of the Board of Directors or the approval of the shareholders. However, in several situations too complex to describe in these bylaws but seldom encountered, when state law prohibits amendment of bylaws by approval of the Board of Directors alone, approval of the shareholders of the bylaws is required.

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CHAPTER 7. MISCELLANEOUS

700.	Records. The corporation shall keep or cause to be kept a minute book which shall contain:

(a)	The record of all meetings of the Board of Directors including date, place, those attending and the proceedings thereof, a copy of the notice of the meeting and when and how given, written waivers of notice of meeting, written consents to holding meeting, written approvals of minutes of meeting, and unanimous written consents to action of the Board of Directors without a meeting, and similarly as to meetings of committees of the Board of Directors established pursuant to paragraph (b) of Section 207 of the bylaws and as to meetings or written consents of the incorporator or incorporators of the corporation prior to the appointment of the initial Board of Directors.

(b)	The record of all meetings of the shareholders including date, place, shareholders present in person or by proxy (if proxies are permitted), proxies used, and the proceedings thereof, a copy of the notice of meeting and when and how given, any affidavit as to the mailing or giving of notice, written waivers of notice of meeting, written consents to the holding of the meeting, written approvals of the minutes of the meeting, unanimous written consents of shareholders to action without a meeting and the report of action by shareholders by written ballot, including a copy of the form of written ballot and any affidavit as to the mailing of written ballots.

(c)	A copy of the articles of incorporation and all amendments thereof and a copy of all certificates filed with the Secretary of State.

(d)	A copy of the bylaws as amended, duly certified by the Secretary.

702.	Annual Report. The corporation shall send to all shareholders an annual report within 120 days after the close of the fiscal year. The annual report shall include a balance sheet as of the close of the fiscal year of the corporation and an income statement and a statement of changes in financial position for such fiscal year. The financial statements shall be prepared from and in accordance with the books of the corporation, in conformity with generally accepted accounting principles applied on a consistent basis, and shall be certified by an independent certified public accountant.

703.	Inspection of shareholders.

(a)	The accounting books and records and minutes of proceedings of the shareholders and the Board of Directors and committees of the Board of Directors shall be open to inspection upon the written demand on the corporation of any shareholder at any reasonable time, for a purpose reasonable related to such person’s interests as a shareholder.

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(b)	Inspection pursuant to this section of the bylaws by a shareholder may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

(c)	If any record subject to inspection pursuant to this section of the bylaws is not maintained in written form, the corporation shall at its expense make such record available in written form.

CERTIFICATION OF SECRETARY

The undersigned, Secretary of Integrated Specialists Management Services, Inc., a California corporation, hereby certifies that the foregoing bylaws are the true and correct, duly adopted bylaws of the corporation, that such bylaws were first adopted on July 18, 1994, and that such bylaws include all amendments, if any, to the date of this certificate.

Dated: 7/18/94

/s/ Christopher W. Cary, MD
Secretary

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FIRST AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 500, entitled “Qualifications” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 500, Qualifications. Shareholders in the corporation shall be limited to:

(a) Licensed physicians; or

(b) Executive employees of the corporation.

Notwithstanding the foregoing, such persons may own shares with his or her spouse or in a trust or other entity established for estate planning purposes.”

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing First Amendment to the Bylaws of Integrated Specialists Management Services, Inc., effective July 18, 1994, was approved by the Board of Directors on July 30, 2001.

/s/ Illegible
Secretary

SECOND AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 500, entitled “Qualifications” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 500, Qualifications. Shareholders in the corporation shall be limited to:

(a) Licensed physicians;

(b) Executive employees of the corporation; or

(c) A professional medical corporation owned entirely by licensed physicians and surgeons. Notwithstanding the foregoing, such persons may own shares with his or her spouse or in a trust or other entity established for estate planning purposes.”

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Second Amendment to the Bylaws of Integrated Specialists Management Services, Inc., effective November 1, 1996, was approved by the Board of Directors on July 30, 2001.

/s/ Illegible
Secretary

THIRD AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 500, entitled “Qualifications” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 500. Reserved.”

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Third Amendment to the Bylaws of Integrated Specialists Management Services, Inc. was approved by the Board of Directors on February 23, 2001.

/s/ [Signature Illegible]
Secretary

FOURTH AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 501, entitled “Transfer of Shares and Right of First Refusal” is amended by deleting the word “qualified” from the fifth sentence.

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Fourth Amendment to the Bylaws of Integrated Specialists Management Services, Inc., was approved by the Board of Directors on June 12, 2001.

/s/ Illegible
Secretary

FIFTH AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

Chapter 5, Section 501, entitled “Transfer of Shares and Right of First Refusal” is amended by deleting the same in its entirety and substituting in lieu thereof:

“501. Transfer of Shares and Right of First Refusal. A share in the corporation is transferable subject to a right of first refusal in the corporation, as follows. Any shareholder intending to sell his or her shares in the corporation shall first give the corporation written notice of intent to sell, stating the identity of the proposed purchaser, the consideration to be paid and the payment term or terms. Corporation shall have forty-five (45) days from receipt of the written notice to either exercise or decline to exercise its right of first refusal by written notice to the shareholder. If the corporation exercises its right of first refusal, it shall purchase and the shareholder shall sell his or her shares on the terms and conditions set forth in the shareholder’s notice of intent to sell. If the corporation declines to exercise its right of first refusal or fails to respond in writing within the foregoing forty-five (45) day period, then the shareholder shall be free to sell his or her shares in the corporation, but only to the purchaser and on the terms stated in the shareholder’s notice to the corporation of intent to sell. Written notices under this section shall be effective on receipt by the President or Secretary of the corporation or the shareholder, as the case may be, three (3) days after deposit in the United States Mail, postage paid, return receipt requested, addressed to the President or Secretary of the corporation or to the shareholder at his or her record address, as the case may be.

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This Section 501 does not apply to the transaction contemplated by that certain Stock Purchase Agreement dated as June 12, 2001 among the corporation, Team Anesthesia, Inc. a Tennessee corporation, Team Health, Inc., a Tennessee corporation and the corporation’s shareholders that elect to become a party to the agreement.”

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Fifth Amendment to the Bylaws of Integrated Specialists Management Services, Inc., effective June 12, 2001, was approved by the Board of Directors on July 30, 2001.

/s/ [Signature Illegible]
Secretary

SIXTH AMENDMENT TO THE BYLAWS OF

INTEGRATED SPECIALISTS MANAGEMENT SERVICES, INC.

1. Chapter 3, Section 300(a) entitled “Officer and Directors” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 300. Officers and Directors.

(a) The officers of the corporation are the President or Chief Executive Officer, one or more Vice Presidents, the Secretary, the Treasurer and/or the Chief Financial Officer, and the Chairman of the Board; provided, however, that the Board of Directors shall not be required to elect any officer that is not required to be elected pursuant to the corporation law of the State of California.”

2. Chapter 5, Section 502, entitled “Written Ballot of Shareholders” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 502. Reserved”

3. Chapter 5, Section 506(b), entitled “Record Date” is amended by deleting the same in its entirety and substituting in lieu thereof:

“Section 506. Record Date.

(b) Reserved.”

4. Chapter 5, Section 514, entitled “Unanimous written consent of shareholders” is amended by deleting the same in its entirety and substituting in lieu thereof:

“514. Written consent of shareholders. Subject to any applicable requirements of the corporation law, any action which may be taken by the shareholders at any annual or special meeting may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the shareholders of outstanding shares having not less than the minimum

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number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

CERTIFICATE BY SECRETARY

I DO HEREBY CERTIFY AS FOLLOWS:

That I am the duly elected, qualified, and acting Secretary of Integrated Specialists Management Services, Inc., and that the foregoing Sixth Amendment to the Bylaws of Integrated Specialists Management Services, Inc. was approved by the Board of Directors on July 30, 2001.

/s/ [ILLEGIBLE]
Secretary